EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                Year Ended December 31,
                                             1998        1997        1996
                                           --------    --------    --------
                                                 (Thousands of Dollars)

Income before income taxes,
      extraordinary item and cumulative
      effect of accounting changes         $185,350    $266,592    $225,259
Amortization of capitalized interest          2,437       2,213       1,999
Interest expense                             26,502      21,432      17,899
Interest portion of rental expense            3,260       3,267       2,627

Earnings                                   $217,549    $293,504    $247,784
                                           ========    ========    ========

Interest                                    $31,265     $23,608     $19,700
Interest portion of rental expense            3,260       3,267       2,627
                                           --------    --------    --------
Fixed Charges                               $34,525     $26,875     $22,327
                                           ========    ========    ========

Ratio of Earnings to Fixed Charges             6.30       10.92       11.10
                                           ========    ========    ========